Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-150710) pertaining to the 2008 Omnibus Incentive Plan of Colfax Corporation
2)	Registration Statement (Form S-8 No. 333-173883) pertaining to the Colfax Corporation 401(k) Savings Plan Plus

of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of Colfax Corporation, and the effectiveness of internal control over financial reporting of Colfax Corporation, included in this Annual Report (“Form 10-K”) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Richmond, Virginia
February 23, 2012

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